Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
AllianceBernstein Blended Style Series, Inc.

We consent to the use of our report, dated October 27, 2009, with respect to the statements of net assets of AllianceBernstein 2000 Retirement Strategy, AllianceBernstein 2005 Retirement Strategy, AllianceBernstein 2010 Retirement Strategy, AllianceBernstein 2015 Retirement Strategy, AllianceBernstein 2020 Retirement Strategy, AllianceBernstein 2025 Retirement Strategy, AllianceBernstein 2030 Retirement Strategy, AllianceBernstein 2035 Retirement Strategy, AllianceBernstein 2040 Retirement Strategy, AllianceBernstein 2045 Retirement Strategy, AllianceBernstein 2050 Retirement Strategy and AllianceBernstein 2055 Retirement Strategy, each a portfolio of AllianceBernstein Blended Style Series, Inc., as of August 31, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods in the four-year period then ended, incorporated herein by reference.

\s\ KPMG LLP

New York, New York
December 27, 2010